Exhibit 99.1

PLUMAS BANCORP REPORTS STRONG EARNINGS GROWTH

QUINCY, California, July 20, 2005 — Plumas Bancorp, listed on the NASDAQ Small Cap Market: PLBC, and on the newly launched Russell Microcap Index under the same ticker symbol, is a bank holding company and the parent company of Plumas Bank. The Company announced today that quarterly earnings were $1,083,000 for the second quarter of 2005, an increase of 27% over the same period in 2004. Quarterly earnings per share on a diluted basis were 32 cents, up 7 cents or 28% from the second quarter of 2004. Assets as of June 30, 2005 topped $451 million, up $47 million, or 12% from the $404 million at June 30, 2004. (See condensed balance sheet and income statements attached.)

     Year-to-date net income reached $1,980,000, an increase of 26% over the first six months of 2004. Diluted earnings per share for the first six months of 2005 were 59 cents, up 12 cents or 25.5% from the same period in 2004. Shareholders’ equity as of June 30, 2005 was $29.4 million up almost $4 million, or 15%, from the end of the second quarter of 2004.

     Total loans over the past year grew an impressive $78 million, or 34%, from $228 million at the end of the second quarter of 2004 to $306 million currently.

     “Strong loan growth was the primary contributor to increased company profitability this quarter,” stated William E. Elliott, president and chief executive officer of Plumas Bancorp. “Due to this loan growth and the positive affects of the rising rate environment, we expect earnings to accelerate through the remainder of the year, barring any unforeseen circumstances.”

     Total deposits at the end of June 2005, were $394 million, an increase of 7% over the end of the second quarter last year. Operating revenues (net interest income and non-interest income) for second quarter 2005 were $6.1 million, up from $5.4 million for second quarter 2004, an increase of 14%. Year-to-date operating revenues reached $12 million, a 15% increase from the $10.4 million over the same six-month period last year.

     Headquartered in Quincy, California since 1980, Plumas Bank, a subsidiary of Plumas Bancorp, maintains twelve full-service community banking offices serving the financial needs of local families and businesses in Plumas, Sierra, Lassen, Modoc, Shasta, Nevada, and Placer Counties. The Bank provides traditional deposit, lending, mortgage and commercial bank products and services to business and retail customers between Lake Tahoe and the Oregon border. Plumas Bank also specializes in providing banking services to the local agribusiness community as well as certain stock brokerage and insurance services.

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     This news release includes forward-looking statements about Plumas Bancorp’s financial condition, results of operations, plans, objectives and future performance. A number of factors, many of which are beyond the control of Plumas Bancorp, could cause actual results to differ materially from those in the forward-looking statements.

PLUMAS BANCORP
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)

	Unaudited
	As of June 30,
			Dollar	Percentage
	2005	2004	Change	Change
ASSETS
Cash and due from banks	$17,440	$27,603	$(10,163)	-36.8%
Federal funds sold	385	5,440	(5,055)	-929.2%
Investment securities	98,275	113,988	(15,713)	-13.8%
Loans, less allowance for loan losses of $3,107 at June 30, 2005 and $2,627 at June 30, 2004.	306,039	227,759	78,280	34.4%
Premises and equipment, net	10,338	10,057	281	2.8%
Intangible assets, net	1,789	2,090	(301)	-14.4%
Company owned life insurance	8,507	8,186	321	3.9%
Accrued interest receivable and other assets	8,574	9,127	(553)	-6.1%

Total assets	$451,347	$404,250	$47,097	11.7%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$393,871	$369,629	$24,242	6.6%
Federal funds purchased	17,500	—	17,500	100.0%
Accrued interest payable and other liabilities	4,385	2,943	1,442	49.0%
Junior subordinated deferrable interest debentures	6,186	6,186	—	—%
Total liabilities	421,942	378,758	43,184	11.4%
Shareholders’ equity	29,405	25,492	3,913	15.3%

Total liabilities and shareholders’ equity	$451,347	$404,250	$47,097	11.7%

KEY BALANCE SHEET DATA AND RATIOS
Nonperforming loans	$1,013	$2,024
Nonperforming assets	$1,042	$2,169
Nonperforming loans as a percentage of total loans	0.33%	0.88%
Nonperforming assets as a percentage of total assets	0.23%	0.54%
Allowance for loan losses as a percentage of total loans	1.01%	1.14%
Loan to deposit ratio	78.4%	62.5%
Capital ratios
Leverage	7.8%	7.7%
Tier 1 risk-based	9.4%	10.3%
Total risk-based	10.3%	11.2%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(In thousands, except per share data)

	Unaudited
	For the Three Months
	Ended June 30
			Dollar	Percentage
	2005	2004	Change	Change
Interest income	$6,169	$4,735	$1,434	30.3%
Interest expense	1,142	690	452	65.5%
Net interest income before provision for loan losses	5,027	4,045	982	24.3%
Provision for loan losses	300	150	150	100.0%
Net interest income after provision for loan losses	4,727	3,895	832	21.4%
Non-interest income	1,110	1,337	(227)	-17.0%
Non-interest expenses	4,125	3,913	212	5.4%
Income before provision for income taxes	1,712	1,319	393	29.8%
Provision for income taxes	629	469	160	34.1%

Net income	$1,083	$850	$233	27.4%

Basic earnings per share	$0.33	$0.26	$0.07	26.9%

Diluted earnings per share	$0.32	$0.25	$0.07	28.0%

KEY INCOME STATEMENT DATA AND RATIOS
Net loan charge-offs	$157	$166
Net loan charge-offs as a percentage of average loans	0.21%	0.30%
Return on average assets (annualized)	0.98%	0.85%
Return on average equity (annualized)	14.8%	12.4%
Net interest margin	5.03%	4.67%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(In thousands, except per share data)

	Unaudited
	For the Three Months
	Ended June 30
			Dollar	Percentage
	2005	2004	Change	Change
Interest income	$11,829	$9,471	$2,358	24.9%
Interest expense	2,065	1,397	668	47.8%
Net interest income before provision for loan losses	9,764	8,074	1,690	20.9%
Provision for loan losses	600	300	300	100.0%
Net interest income after provision for loan losses	9,164	7,774	1,390	17.9%
Non-interest income	2,219	2,357	(138)	-5.9%
Non-interest expenses	8,326	7,674	652	8.5%
Income before provision for income taxes	3,057	2,457	600	24.4%
Provision for income taxes	1,077	881	196	22.2%

Net income	$1,980	$1,576	$404	25.6%

Basic earnings per share	$0.60	$0.48	$0.12	25.0%

Diluted earnings per share	$0.59	$0.47	$0.12	25.5%

KEY INCOME STATEMENT DATA AND RATIOS
Net loan charge-offs	$255	$237
Net loan charge-offs as a percentage of average loans	0.18%	0.22%
Return on average assets (annualized)	0.92%	0.79%
Return on average equity (annualized)	13.8%	11.5%
Net interest margin	5.02%	4.67%